--------                                          ------------------------------
 FORM 3                                                   OMB APPROVAL
--------                                          ------------------------------
                                                  OMB Number:          3236-0104
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ......  0.5
                                                  ------------------------------



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer Name and Ticker or       6. If Amendment, Date
Nippon Telegraph and Telephone Corporation     Statement                     Trading Symbol                     of Original
----------------------------------------       (Month/Day/Year)           AT&T Wireless Services, Inc.(AWE)     Month/Day/Year)
     (Last)     (First)     (Middle)           7/9/01                     ----------------------------------
3-1 Otemachi 2-chome                        --------------------------    5. Relationship of Reporting       ----------------------
----------------------------------------    3. IRS Identification            Person(s) to Issuer             7. Individual or Joint/
             (Street)                          Number of Reporting           (Check all applicable)             Group Filing (Check
Chiyoda-ku Tokyo 100-8116, JAPAN               Person, if an Entity             Director    X    10% Owner      Applicable Line)
---------------------------------------        (Voluntary)               -----            -----                     Form filed by
      (City)      (State)      (Zip)                                            Officer          Other       -----  One Reporting
                                            --------------------------   ----- (give      -----  (specify           Person
                                                                               title below)      below)        X    Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
AT&T Wireless Services, Inc. Common Stock        406,255,889                          I                   By Nippon Telegraph and
                                                                                                          Telephone Corporation's
                                                                                                          approximate 67% ownership
                                                                                                          in NTT DoCoMo, Inc. and
                                                                                                          DCM Capital USA (UK)
                                                                                                          Limited
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                        Potential persons who are to respond to the collection of Information contained in this Form are not required to respond unless the form displays a currently valid OMB control number.

                                                                                                                         Page 1 of 4
                                                                                                                     SEC 1473 (3-99)

 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

------------------------------------------------------------------------------------------------------------------------------------
Warrants to acquire shares       1/01     1/06        AT&T Wireless      41,748,273     $35          I         By Nippon Telegraph
of AT&T Wireless Services,                            Services, Inc.                                           and Telephone
Inc. Common Stock                                     Common Stock                                             Corporation's
                                                                                                               approximate 67%
                                                                                                               ownership in NTT
                                                                                                               DoCoMo, Inc. and
                                                                                                               DCM Capital USA
                                                                                                               (UK) Limited
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses: These shares are directly beneficially owned by DCM Capital USA (UK) Limited.


                                                                                        /s/ KANJI KOIDE                8/24/01
**Intentional misstatements or omissions of facts constitute Federal Criminal          --------------------------  ----------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               Name: Kanji Koide                Date
                                                                                       Senior Vice President
Note: File three copies of this Form, one of which must be manually signed.            on behalf of Nippon
      If space is insufficient, See Instruction 6 for procedure.                       Telegraph and  Telephone
                                                                                       Corporation


                                                                                                                         Page 2 of 4


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently value OMB Number.


                             Joint Filer Information


Name:                                     NTT DoCoMo, Inc.

Address:                                  Sanno Park Tower
                                          11-1, Nagata-cho 2-chome
                                          Chiyoda-ku
                                          Tokyo, Japan 100-6150

Designated Filer:                         Nippon Telegraph and Telephone
                                          Corporation

Issuer and Ticker Symbol:                 AT&T Wireless Services, Inc. (AWE)

Date of Event Requiring Statement:

Signature:

                                          NTT DOCOMO, INC.



                                          By:  /s/ YOSHINORI UDA
                                             --------------------------------
                                          Name: Yoshinori Uda
                                          Title: Senior Executive Vice President

                             Joint Filer Information


Name:                                        DCM Capital USA (UK) Limited

Address:                                     1st Floor, 14-18 City Road
                                             Cardiff CF24 3DL
                                             England

Designated Filer:                            Nippon Telegraph and
                                             Telephone Corporation

Issuer and Ticker Symbol:                    AT&T Wireless Services, Inc. (AWE)

Date of Event Requiring Statement:

Signature:

                                             DCM CAPITAL USA (UK) LIMITED



                                             By:  /s/ M. UMEZU
                                                --------------------------------
                                             Name: Masao Umezu
                                             Title: Director


                                                                     Page 4 of 4